Exhibit 99.2

Fourth  Quarter  and  Full  Year 2014 Financial Results Conference Call February 26, 2015

SAFE HARBOR STATEMENT Statements made in this presentation regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as “anticipate", “believe”, “seek”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “should”, “will” and “would”. These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings and plans with respect to the game-based learning company. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC and in the Company’s other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Moving Forward YEAR 2014 HIGHLIGHTS SUCCESSES IN A CHALLENGING ENVIRONMENT • Academic Quality: APUS advanced academic quality initiatives and student retention pilot programs • New Programs: APUS added degrees in Cybersecurity, Electrical Engineering, Public Policy and a dual master’s degree in Homeland Security and Emergency & Disaster Management • Recent Graduates: APUS conferred more than 10,400 degrees; alumni base exceeds 46,000 graduates • Growing Recognition: APUS undergraduate programs ranked top 10% in U.S. News & World Report 2015 National Online Rankings; Military Times magazine ranked AMU #1 at serving active duty military and #9 at serving veterans • Successful Nursing Programs: Increased enrollment at Hondros College of Nursing • New Outreach: APU launched international pilot 3 Moving Forward +45% of New APUS Students Referred by Others +45% of APUS Graduates Return for Second Degree Employers of APUS Alumni: 93% Would Hire Another AMU/APU Graduate 89% Feel AMU/APU Graduates Possess Field Specific Academic Skills APUS tuition, fees and books 20% less than average in-state rates published by public universities

FOURTH QUARTER 2014 RESULTS

CONTINUED EXECUTION OF STRATEGIC PLAN

- In the fourth quarter of 2014, APUS continued to experience year-over-year declines in net course registrations by students using Federal Student Aid.
- However, net course registrations by *new* students using Military Tuition Assistance, GI Bill/Veteran benefits and Cash/Other Sources increased, compared to the prior year period.
- APUS expanded retention projects, including *Clearpath* and classroom interventions, to further improve student success.
- *New* student enrollment at Hondros College of Nursing increased 16%, compared to the prior year period.

APUS Net Course Registrations by Primary Funding Source


Cash & Other
11%
FSA/Title IV
36%
VA
18%
Military/TA
35%

For twelve months ending December 31, 2014

Pay Type	Full Year 2014 Growth
VA	+9%
Military/TA	+1%
Cash & Other	-4%
FSA/Title IV	-7%

4 *Moving Forward*

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ADVANCING THE LEARNING PLATFORM; SEEKING NEW OPPORTUNITIES Key Initiatives: • Expand successful student persistence pilots, including ClearPath • Tuition increase; tuition grant for active duty military (2H2015) • Further improve brand positioning with differential pricing (2016) • Implement admissions standards (2Q2015) • Multiple disbursements in Federal Student Aid (2H2015) • Build and expand strategic relationships and international outreach 5 Moving Forward Differentiated & Advanced Learning Experience – On Online/On Campus: • Develop and enhance the student experience through new rich media, simulation, gamification, adaptive learning and blended models New Academic Fields and Markets: • Increase programmatic diversification of APUS/HCON • Expand international pilot • Enter new markets/segments such as nursing and healthcare APEI LONG-TERM STRATEGY 2015 FOCUS ON ENHANCED POSITIONING FINANCIAL RESULTS SUMMARY

FOURTH QUARTER 2014 • Revenues increased 10% to $91.3 million, compared to the prior year period. • Overall operating margins increased in the fourth quarter of 2014: • Instructional costs and services as a percentage of revenue decreased to 34.6%, compared to 35.0% in the prior year period. • Selling and promotional expenses decreased as a percent of revenue to 18.9%, compared to 20.6% in the prior year period. • General and administrative expenses as a percentage of revenues decreased to 21.5% compared to 22.5% in the prior period. • Bad debt expense as percent of revenue increased to 5.5%, compared to 4.9% in the prior year period. • Income from operations before interest income and income taxes increased 28% to $18.6 million, compared to $14.5 million in the prior year period. • Net income increased to $11.8 million or approximately $0.68 per diluted share, compared to the prior year period. • Cash and cash equivalents increased to $115.6 million with no long-term debt. 6 Moving Forward On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing), therefore the consolidated results from the Hondros College of Nursing segment do not include results from the month of October 2013.

FIRST QUARTER 2015 FINANCIAL AND OPERATIONAL OUTLOOK The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Approximate Change (y/y) APUS Net course registrations by new students -18% to -13% APUS Net course registrations -7% to -4% HCON New student enrollment Approx. +14% Total revenues -5% to -3% Total net income per diluted share $0.46 to $0.50 First Quarter 2015 7 Moving Forward

Fourth Quarter 2014 Financial Results Conference Call February 26, 2015

APPENDIX I. FOURTH QUARTER 2014 EXPENSE RATIOS The table below includes a summary of expenses as a percent of revenue for our operating segments: 9 Moving Forward 2014 2013 2014 2013 2014 2013 Revenues 100% 100% 100% 100% 100% 100% Costs and expenses: Instructional costs and services 32.0% 34.6% 60.9% 42.8% 34.6% 35.0% Selling and promotional 20.1% 21.1% 6.9% 10.0% 18.9% 20.6% General and administrative 22.2% 21.9% 14.3% 35.5% 21.5% 22.5% Depreciation and amortization 4.7% 4.4% 3.6% 4.3% 4.6% 4.4% Total costs and expenses 79.0% 82.0% 85.8% 92.6% 79.6% 82.5% HCON SEGMENT (Unaudited) CONSOLIDATED Three Months Ended December 31, APEI SEGMENT (Unaudited) (Unaudited) On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing), therefore the consolidated results from the Hondros College of Nursing segment do not include results from the month of October 2013.